Exhibit 10.9
MediaAlpha, Inc. Deferred Share Unit Subplan
2020 Omnibus Incentive Plan
Adopted November 10, 2025
1.Establishment of Subplan. Capitalized terms used but not defined herein have the meanings assigned to them in the Incentive Plan. The Company hereby adopts and establishes this Subplan to allow a select group of key management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) to defer time- and performance-based RSUs granted under the Incentive Plan. For purposes of this Subplan, “RSU” includes time- and performance-based RSUs. This Subplan is implemented under the Incentive Plan and the terms and conditions of the Incentive Plan are incorporated herein by reference. RSUs deferred under this Subplan constitute Deferred Share Units under the Incentive Plan and are subject to all of the applicable terms and conditions of the Incentive Plan.
2.Definitions.
“Company” means MediaAlpha, Inc., a Delaware corporation, together with any successor thereto.
“Deferral Election” means an election by an Eligible Participant to defer RSUs, as provided in Section 4.
“Election Period” means the period established by the Committee with respect to each calendar year during which Deferral Elections for such calendar year must be made in accordance with the requirements of Section 409A of the Code, as follows:
(a)General Rule. Except as provided in (b) and (c) below, the Election Period will end no later than the last day of the calendar year immediately preceding the calendar year to which the Deferral Election relates.
(b)Performance-Based Compensation. If any RSU award constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such award will end no later than six months before the end of the calendar year during which the award is earned (and in no event later than the date on which the amount of the award that is earned becomes readily ascertainable).
(c)Newly Eligible Participants. The Election Period for newly Eligible Participants will end no later than thirty (30) days after the individual first becomes eligible to participate in this Subplan and will apply only with respect to compensation earned after the date of the Deferral Election.
“Eligible Participant” means a non-employee director or key employee who is selected by the Committee to participate in this Subplan.
“ERISA” means the individual Retirement Income Security Act of 1974, as amended from time to time.

“Incentive Plan” means the Company’s 2020 Omnibus Incentive Plan, as amended from time to time.
“Participant” means an Eligible Participant who elects to participate in this Subplan by filing a Deferral Election in accordance with this Subplan and any former Eligible Participant who continues to be entitled to a benefit under this Subplan.
“Payment Date” means a date specified by a Participant in the Participant’s Deferral Election for the payment of all or a portion of such Participant’s vested Deferred Share Units.
“Specified individual” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).
“Subplan” means this Deferred Share Unit Subplan, as amended from time to time.
“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
3.Eligibility; Participation. The Committee will select those individuals who will be Eligible Participants. An Eligible Participant will become a Participant in this Subplan by making a Deferral Election in accordance with this Subplan.
4.Election Procedures.
4.1Deferral Election. An Eligible Participant must elect to defer RSUs by completing a Deferral Election and filing it with the Committee (or its designee) during the Election Period. The Deferral Election must specify: (a) the RSUs to be deferred; (b) the Payment Date for the Participant’s vested Deferred Share Units (subject to the provisions of this Subplan); and (c) the form of payment for the Participant’s Deferred Share Units (lump sum or annual installments).
4.2Re-Deferrals and Changing the Form of Payment. The Participant may make an election to re-defer all or a portion of the Participant’s Deferred Share Units until a later Payment Date or to change the form of a payment (a “Re-Deferral Election”); provided that the following requirements are met: (a) the Re-Deferral Election is made at least twelve (12) months before the original Payment Date; (b) the Payment Date for the re-deferred amounts is at least five years later than the original Payment Date; and (c) the Re-Deferral Election will not take effect for at least twelve (12) months after the Re-Deferral Election is made. For purposes of this Subplan, all payments, including installment payments, will be treated as separate payments under Section 409A of the Code.

5.Vesting. Participants will be vested in Deferred Share Units to the extent set forth in the applicable Award Agreement.
6.Payment of Deferred Share Units.
6.1In General. Payment of a Participant’s vested Deferred Share Units will be made (or commence, in the case of installments) as selected by the Participant in the Participant’s Deferral Election from among the available Payment Date(s) designated by the Committee and set forth in the Deferral Election.
6.2Timing of Payments. Except as otherwise provided in Section 6.3, payments will be made or commence within thirty (30) days following the Payment Date.
6.3Timing of Payments to Specified individuals. Notwithstanding anything in this Subplan to the contrary, if a Participant is a Specified individual as of the date of their separation from service, then no payment of such Participant’s vested Deferred Share Units will be made upon the Participant’s separation from service until the first payroll date of the seventh month following the Participant’s separation from service (or, if earlier, upon the date of the Participant’s death) (the “Specified individual Payment Date”). Any payments to which a Specified individual otherwise would have been entitled under this Subplan during the period between the Participant’s separation from service and the Specified individual Payment Date will be accumulated and paid in a lump sum payment on the Specified individual Payment Date.
6.4Medium of Payment. Any payment from a Participant’s Deferred Share Units will be made in Shares.
7.Payments Due to Unforeseeable Emergency. If a Participant suffers an Unforeseeable Emergency, the Participant may submit a written request to the Committee for payment of the Participant’s vested Deferred Share Units. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of Section 409A of the Code. In no event will payments be made pursuant to this Section to the extent that the Participant’s hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship; or (c) by the cessation of deferrals under this Subplan. The amount of any payment made on account of an Unforeseeable Emergency will not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee. Payments will be made from a Participant’s vested Deferred Share Units as soon as practicable and in any event within thirty (30) days following the Committee’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Deferred Share Units. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant may make no more elective deferrals for the remainder of the calendar year.

8.Acceleration Events. Notwithstanding anything in this Subplan to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Deferred Share Units upon the occurrence of any of the events permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee’s determination of whether payment may be accelerated in accordance with this Section will be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).
9.Payments to Beneficiaries. Notwithstanding any other provision of this Subplan, the Committee may accelerate the payment of all or a portion of a Participant’s vested Deferred Share Units in connection with the death, Disability or Unforeseeable Emergency of a beneficiary who has become entitled to payment of a Participant’s vested Deferred Share Units under this Subplan. Payments made pursuant to this Section will be subject to the same terms and conditions as payments made to Participants.
10.Section 162(m) of the Code. If the Committee reasonably anticipates that if a payment were made as scheduled under this Subplan it would result in a loss of the Company’s tax deduction due to the application of Section 162(m) of the Code, such payment can be delayed and paid (a) during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code or (b) subject Section 6.3, during the period beginning with the Participant’s separation from service and ending on the later of the last day of the Company’s taxable year in which the Participant separates from service or the 15th day of the third month following the Participant’s separation from service.
11.Beneficiary Designation. Each Participant under this Subplan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in this Subplan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, will be in a form reasonably prescribed by the Committee and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary will be deemed to be the Participant’s estate.
12.Claims Procedures.
12.1Filing a Claim. Any Participant or other person claiming an interest in this Subplan (the “Claimant”) must file a claim in writing with the Committee. The Committee will review the claim itself or appoint an individual or entity to review the claim.
12.2Claim Decision. The Claimant will be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of this Subplan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee will furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

12.3Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes: (a) the specific reason(s) for the denial; (b) specific reference to the pertinent Subplan provisions on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect their claim and an explanation of why such material or information is necessary; (d) description of this Subplan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and (e) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
12.4Appeal Procedures. A request for appeal for a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
12.5Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes: (a) the specific reason(s) for the denial; (b) specific references to the pertinent Subplan provisions on which such denial is based; (c) a statement that the Claimant may receive on request all relevant records at no charge; (d) a description of this Subplan’s voluntary procedures and deadlines, if any; (e) a statement of the Claimant’s right to sue under Section 502(a) of ERISA; and (f) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
12.6Claims Procedures Mandatory. The internal claims procedures set forth in this Section are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section, the denial of the claim will become final and binding on all persons for all purposes.

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